Exhibit 11

ALFA CORPORATION

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The following computations set forth the calculation of basic and diluted net income per common share and common share equivalents for the nine month and three month periods ended September 30, 2003 and 2002:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2003	2002	2003	2002
Net income	$56,698,505	$51,449,601	$18,781,056	$17,450,115

Weighted average number of common shares outstanding	79,645,126	78,697,826	79,991,986	78,875,959

Net income per common share - Basic	$0.71	$0.65	$0.23	$0.22

	Nine Months Ended September 30,		Three Months Ended September 30,
	2003	2002	2003	2002
Net income	$56,698,505	$51,449,601	$18,781,056	$17,450,115

Weighted average number of common shares outstanding	79,645,126	78,697,826	79,991,986	78,875,959
Common share equivalents resulting from:
Dilutive stock options	596,708	775,564	595,739	691,573

Adjusted weighted average number of common and common equivalent shares outstanding	80,241,834	79,473,390	80,587,725	79,567,532

Net income per common share - Diluted	$0.71	$0.65	$0.23	$0.22